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EXHIBIT 99.1

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: John Swenson
         Asyst Technologies, Inc.
         510/661-5000

                  ASYST TECHNOLOGIES RESOLVES CONTRACT DISPUTE;
             QUARTERLY FILING STILL DELAYED PENDING CLOSING OF BOOKS
                          AT ASYST SHINKO JOINT VENTURE

FREMONT, Calif., Nov. 23 2004 - Asyst Technologies, Inc. (Nasdaq NM: ASYTE), today announced that Asyst Shinko, Inc. (ASI), the company's 51%-owned joint venture with Shinko Electric Co., Ltd. of Japan, has resolved the customer contract dispute referenced in the company's press release of Nov. 3, 2004.

      The customer reaffirmed with ASI three contracts related to a large flat panel display project, and paid to ASI all amounts currently due under the three contracts. The three contracts had an aggregate original value of 14.85 billion JPY, or approximately $137 million USD at the time of booking. Two of the three contracts relate to the approximately $120 million USD flat panel display order referenced in the company's press releases dated July 27 and August 4, 2004, and its Form 10-Q filed for the quarter ended June 26, 2004. The third contract, relating to the same flat panel display project, had an original value of approximately $17 million at the time of booking. In conjunction with reaffirming the three contracts, certain terms were renegotiated, including an aggregate price reduction to the customer of 800 million JPY, or approximately $7 million USD under the three contracts at exchange rates as of Sept. 25, 2004.

      Additionally, the Audit Committee of the company's Board of Directors has substantially completed its independent investigation of the matters underlying the customer contract dispute. The company expects to provide additional information concerning the Audit Committee's conclusions and the nature of the remedial actions expected to be taken within ASI in its Form 10-Q to be filed for the fiscal second quarter. As previously announced, ASI is in the process of closing its books for the fiscal second quarter ended Sept. 25, 2004. The company continues to work with ASI to close its books and to file the fiscal second quarter Form 10-Q as soon as practicable; however, the company is not able at this time to determine a certain date by which the Form 10-Q will be filed.

ABOUT ASYST

Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity

                                    (-more-)

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automation software, Asyst's modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst's homepage is http://www.asyst.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: uncertainties related to ASI's ability to remedy difficulties in its information system and financial closing processes and to avoid future irregularities in its business practices or delays in its inventory reconciliation and quarter-end closing processes; we will not be able to recognize in the future all of the revenue we previously anticipated from the customer contracts referred to above; the previously reported notice of potential de-listing that we received from Nasdaq and the need to seek from Nasdaq an extension of time to file our second quarter Form 10-Q in order to avoid possible de-listing of our common stock from the Nasdaq National Market, and uncertainties that may be associated with any hearing or appeals that seek to avoid de-listing for failure to file timely periodic reports with the SEC; uncertainties relating to the time needed by us to complete the Form 10-Q and by our independent auditors to complete their review of the Form 10-Q; uncertainty as to when the Form 10-Q will be filed; uncertainties associated with lawsuits that might be filed against Asyst, ASI and/or their management as a result of the matters discussed above; whether or not the SEC will commence an inquiry and/or investigation into these or other matters affecting Asyst; the impact of final resolution of the contract and reconciliation of ASI inventory on our consolidated financial statements; the possibility of management and employee changes at ASI that may adversely impact ASI operations, customer relations and completion of customer projects; possible uncertainty whether the final resolution and reconciliation of the matters described above could relate to historical financial statements, including revenue and expenses reported in prior periods, and could require a review or restatement of such financial statements and/or reported revenue and expenses; the possibility that these or other matters within ASI could comprise a material weakness in the company's internal controls over its consolidated financial reporting, which could prevent the company timely meeting its future reporting requirements including timely certification under Section 404 of the Sarbanes-Oxley Act of 2002; volatility in our stock price pending resolution of or resulting from the matters discussed above; the volatility of semiconductor industry cycles; our ability to achieve forecasted revenues and maintain and improve gross margins through outsourced manufacturing, to reduce operating expenses, and to manage cash flows (and the timing and degree of any such improvements in gross margins, reductions in operating expenses and management of cash flows); failure to respond to rapid demand shifts; dependence on a few significant customers; the transition of the industry from 200mm wafers to 300mm wafers and the timing and scope of decisions by manufacturers to transition and expand fabrication facilities; continued risks associated with the acceptance of new products and product capabilities; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay recognition or the amount of our anticipated revenue; competition in the semiconductor equipment industry and specifically in AMHS; failure to integrate in an efficient and timely manner acquired companies and to complete planned restructuring and outsourcing programs; failure to retain and attract key employees; and other factors more fully detailed in the company's annual report on Form 10-K for the year ended March 31, 2004, and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.